Exhibit 99.1

NEWS RELEASE
Contacts:

Manuel Mondragon, Assistant Vice President of Finance
investorrelations@wtoffshore.com
713-297-8024
For Immediate Release

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T Offshore Announces Pricing of Public Offering

HOUSTON — July 21, 2006 — W&T Offshore, Inc. (NYSE: WTI) today announced that it has priced its previously announced public offering of its common stock at $32.50 a share. A total of 8.5 million shares are being sold by the Company. The Company has granted the underwriters a 30-day option to purchase up to an additional 1.275 million shares of common stock. W&T Offshore intends to use substantially all of the net proceeds from this offering, together with cash on hand and borrowings under its new bank credit facility, to fund the cash consideration payable pursuant to its pending Kerr-McGee Transaction. There is no assurance that the Kerr-McGee Transaction will be completed, and the offering of common stock is not conditioned on the closing of the Kerr-McGee Transaction. The Company may also use a small portion of this offering to fund capital expenditures related to its drilling services. Any net proceeds from this offering that it does not use for the purposes described above will be used for general corporate purposes.

Lehman Brothers, Jefferies & Company and Morgan Stanley are serving as joint book-running managers for the offering. A written prospectus and records relating to the offering may be obtained from the offices of Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, Fax (631) 254-7268 or by e-mail at monica_castillo@adp.com; Jefferies & Company, Inc. at 520 Madison Ave., 12th Floor, New York, New York 10012, (212) 284-2011 or by e-mail at csmall@jefferies.com; and Morgan Stanley & Co. Incorporated, Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, (866) 718-1649 or by e-mail at prospectus@morganstanley.com.

The shares are being offered pursuant to an effective shelf registration statement that W&T Offshore previously filed with the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 100 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market position and conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, prospects unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2005 (www.sec.gov).

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